Exhibit (g)(4)

A T FUNDS, LLC

PROXY AND CORPORATE ACTION VOTING
POLICIES AND PROCEDURES
February 2005

I.  POLICY

A T Funds, LLC (“Adviser”) act as discretionary investment adviser for various clients, including clients governed by the Employee Retirement Income Security Act of 1974 (“ERISA”) and registered investment companies (“funds”).  Adviser’s authority to vote proxies or act with respect to other shareholder actions is established through the delegation of discretionary authority under our investment advisory contracts.  Therefore, unless a client (including a “named fiduciary” under ERISA) specifically reserves the right, in writing, to vote its own proxies or to take shareholder action with respect to other corporate actions requiring shareholder actions, Adviser will vote all proxies and act on all other actions in a timely manner as part of its full discretionary authority over client assets in accordance with these Policies and Procedures.  Corporate actions may include, for example and without limitation, tender offers or exchanges, bankruptcy proceedings, and class actions.

When voting proxies or acting with respect to corporate actions for clients, Adviser’s utmost concern is that all decisions be made solely in the best interest of the client (and for ERISA accounts, plan beneficiaries and participants, in accordance with the letter and spirit of ERISA).  Adviser will act in a prudent and diligent manner intended to enhance the economic value of the assets of the client’s account.

II.  PURPOSE

The purpose of these Policies and Procedures is to memorialize the procedures and policies adopted by Adviser to enable it to comply with its fiduciary responsibilities to clients and the requirements of Rule 206(4)-6 under the Investment Advisers Act of 1940, as amended (“Advisers Act”).  These Policies and Procedures also reflect the fiduciary standards and responsibilities set forth by the Department of Labor for ERISA accounts.

III.  PROCEDURES

_______________ is ultimately responsible for ensuring that all proxies received by Adviser are voted in a timely manner and in a manner consistent with the Adviser’s determination of the client’s best interests.  Although many proxy proposals can be voted in accordance with the Adviser’s established guidelines (see Section V. below, “Guidelines”), the Adviser recognizes that some proposals require special consideration which may dictate that the Adviser makes an exception to the Guidelines

The Adviser may, but is not required to, further delegate the responsibility for voting proxies relating to portfolio securities held by any client to one or more of the sub-advisers retained to provide investment advisory services to such client, if any (each a “Sub-Adviser”).  Prior to delegating such responsibility to a Sub-Adviser, Adviser will have reviewed such Sub-Adviser’s proxy voting policies and guidelines for consistency with the Adviser’s Policies and Procedures.  If such responsibility is delegated to a Sub-Adviser, then the Sub-Adviser shall assume the fiduciary duty and reporting responsibilities of the Adviser under this policy.  As used in these Policies and Procedures, the term “Adviser” includes any and all Sub-Advisers.

_________________ is also responsible for ensuring that all corporate action notices or requests which require shareholder action received by Adviser are addressed in a timely manner and consistent action is taken across all similarly situated client accounts.

A.  Conflicts of Interest

Where a proxy proposal raises a material conflict between Adviser’s interests and a client’s interest, including a mutual fund client, Adviser will resolve such a conflict in the manner described below:

1.
Vote in Accordance with the Guidelines.  To the extent that the Adviser has little or no discretion to deviate from the Guidelines with respect to the proposal in question, the Adviser shall vote in accordance with such pre-determined voting policy.

2.
Obtain Consent of Clients.  To the extent that Adviser has discretion to deviate from the Guidelines with respect to the proposal in question, Adviser will disclose the conflict to the relevant clients and obtain their consent to the proposed vote prior to voting the securities.  The disclosure to the client will include sufficient detail regarding the matter to be voted on and the nature of Adviser’s conflict that the client would be able to make an informed decision regarding the vote.  If a client does not respond to such a conflict disclosure request or denies the request, Adviser will abstain from voting the securities held by that client’s account.

3.
Client Directive to Use an Independent Third Party.  Alternatively, a client may, in writing, specifically direct Adviser to forward all proxy matters in which Adviser has a conflict of interest regarding the client’s securities to an identified independent third party for review and recommendation.  Where such independent third party’s recommendations are received on a timely basis, Adviser will vote all such proxies in accordance with such third party’s recommendation.  If the third party’s recommendations are not timely received, Adviser will abstain from voting the securities held by that client’s account.

_______________ will review the proxy proposal for conflicts of interest as part of the overall vote review process.  All material conflict of interest so identified by Adviser will be addressed as described above in this Section III.A.

B.  Limitations

In certain circumstances, in accordance with a client’s investment advisory contract (or other written directive) or where Adviser has determined that it is in the client’s best interest, Adviser will not vote proxies received.  The following are certain circumstances where Adviser will limit its role in voting proxies:

1.
Client Maintains Proxy Voting Authority:  Where client specifies in writing that it will maintain the authority to vote proxies itself or that it has delegated the right to vote proxies to a third party, Adviser will not vote the securities and will direct the relevant custodian to sent the proxy material directly to the client.  If any proxy material is received by Adviser, it will promptly be forwarded to the client or specified third party.

2.
Terminated Account:  Once a client account has been terminated with Adviser in accordance with its investment advisory agreement, Adviser will not vote any proxies received after the termination.  However, the client may specify in writing that proxies should be directed to the client (or a specified third party) for action.

3.
Limited Value:  If Adviser determines that the value of a client’s economic interest or the value of the portfolio holding is indeterminable or insignificant, Adviser may abstain from voting a client’s proxies.  Adviser also will not vote proxies received for securities which are no longer held by the client’s account.  In addition, Adviser generally will not vote securities where the economic value of the securities in the client account is less than $500.

4.	Securities Lending Programs: When securities are out on loan, they are transferred into the borrower’s name and are voted by the borrower, in its discretion. However, where

Adviser determines that a proxy vote (or other shareholder action) is materially important to the client’s account, Adviser may recall the security for purposes of voting.

5.
Unjustifiable Costs:  In certain circumstances, after doing a cost-benefit analysis, Adviser may abstain from voting where the cost of voting a client’s proxy would exceed any anticipated benefits to the client of the proxy proposal.

IV.  RECORD KEEPING

In accordance with Rule 204-2 under the Advisers Act, Adviser will maintain for the time periods set forth in the Rule (i) these proxy voting procedures and policies, and all amendments thereto; (ii) all proxy statements received regarding client securities (provided however, that Adviser may rely on the proxy statement filed on EDGAR as its records); (iii) a record of all votes cast on behalf of clients; (iv) records of all client requests for proxy voting information; (v) any documents prepared by Adviser that were material to making a decision how to vote or that memorialized the basis for the decision; and (vi) all records relating to requests made to clients regarding conflicts of interest in voting the proxy.

Adviser will describe in its Part II of Form ADV (or other brochure fulfilling the requirement of Rule 204-3) its proxy voting policies and procedures and will inform clients how they may obtain information on how Adviser voted proxies with respect to the clients’ portfolio securities.  Clients may obtain information on how their securities were voted or a copy of Adviser’s Policies and Procedures by written request addressed to Adviser.  Adviser will coordinate with all fund clients to assist in the provision of all information required to be filed by such funds on Form N-PX.

V.  GUIDELINES

Each proxy issue will be considered individually.  The following guidelines are a partial list to be used in voting proposals contained in the proxy statements, but will not be used as rigid rules.

1.  Issues regarding the issuer’s Board entrenchment and anti-takeover measures such as the following:

a.  Proposals to stagger board members’ terms;

b.  Proposals to limit the ability of shareholders to call special meetings;

c.  Proposals to require super majority votes;

d.  Proposals requesting excessive increases in authorized common or preferred shares where management provides no explanation for the use or need of these additional shares;

e.  Proposals regarding “fair price” provisions;

f.  Proposals regarding “poison pill” provisions; and

g.  Permitting “green mail”.

Oppose
2. Providing cumulative voting rights.	Oppose
3. “Social issues,” unless specific client guidelines supersede, e.g., restrictions regarding South Africa.	Oppose
4. Election of directors recommended by management, except if there is a	Approve

proxy fight.
5. Election of auditors recommended by management, unless seeking to replace if there exists a dispute over policies.	Approve
6. Date and place of annual meeting.	Approve
7. Limitation on charitable contributions or fees paid to lawyers.	Approve
8. Ratification of directors’ actions on routine matters since previous annual meeting.	Approve
9.  Confidential voting

Confidential voting is most often proposed by shareholders as a means of eliminating undue management pressure in shareholders regarding their vote on proxy issues.
The Adviser will generally approve these proposals as shareholders can later divulge their votes to management on a selective basis if a legitimate reason arises.
Approve
10. Limiting directors’ liability	Approve
11.  Eliminate preemptive right

Preemptive rights give current shareholders the opportunity to maintain their current percentage ownership through any subsequent equity offerings. These provisions are no longer common in the U.S., and can restrict management's ability to raise new capital.
The Adviser generally approves the elimination of preemptive rights, but will oppose the elimination of limited preemptive rights, e.g., on proposed issues representing more than an acceptable level of total dilution.
Approve
12. Employee Stock Purchase Plan	Approve
13. Establish 401(k) Plan	Approve
14. Pay directors solely in stocks	Case-by-Case
15. Eliminate director mandatory retirement policy	Case-by-Case
16. Rotate annual meeting location/date	Case-by-Case
17. Option and stock grants to management and directors	Case-by-Case
18. Allowing indemnification of directors and/or officers after reviewing the applicable laws and extent of protection requested.	Case-by-Case